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                                                                   EXHIBIT 10.48


                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of the 27th day of October 1997, by and among Packaged Ice, Inc., a Texas corporation ("Parent"), Central Arkansas Cold Storage-Texas, Inc., a Texas corporation wholly owned by Parent ("Newco"), Central Arkansas Cold Storage, Inc., an Arkansas corporation (the "Company") and Diane C. Bray (the "Shareholder").

                             PRELIMINARY STATEMENTS

         The respective Boards of Directors of Parent, Newco and the Company have each approved the merger of the Company with and into Newco (the "Merger"), upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:


                                 I. DEFINITIONS

         Unless the context otherwise requires, the terms defined in this
Section I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and the plural forms of any of the terms herein defined.

         "Acquisition Price" shall have the meaning set forth in Section 2.7(d) of this Agreement.

         "Assets" shall mean all of Company's properties and assets, tangible and intangible.

         "Business" shall mean all of the operations of Company including the storage of packaged ice products and cold storage of other items.

         "Capital Leases" shall mean those leases covering certain capital equipment used in the Business which are used in the direct manufacturing, distribution and sale of packaged ice products which equipment will be free and clear of the Capital Leases, liens, claims and encumbrances at the Closing.

         "Closing Date" shall mean the date on which this Agreement is consummated.

         "Contracts" shall have the meaning set forth in Section 3.14 of this Agreement.

         "Damages" shall have the meaning set forth in Section 9.1 of this Agreement.

         "Encumbrance" shall mean any mortgage lien, encumbrance, security interest, charge, pledge, conditional sale agreement, or adverse claim or restriction or transfer of any nature whatsoever other than those held by Parent or Newco or granted by the Company at Parent's request.


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         "Financial Statements" shall have the meaning set forth in Section 3.3 of this Agreement.

         "Financing Statements" shall have the meaning as set forth in Section
5.10 of this Agreement.

         "Indemnified Party" shall have the meaning set forth in Section 9.3 of this Agreement.

         "Intangible Assets" shall mean all patents, trademarks, trademark licenses, trade names, brand names, slogans, copyrights, reprint rights, franchises, licenses, authorizations, inventions, processes, know-how, formulas, trade secrets and other intangible assets (together with all pending applications, continuations-in-part and extensions for any of the above).

         "Investment Letter" shall have the meaning set forth in Section 5.9 of this Agreement.

         "Liabilities" shall have the meaning set forth in Section 2.11 of this Agreement.

         "Merger" shall have the meaning set forth in Section 2.1 of this Agreement.

         "Owned Real Property" shall have the meaning set forth in Section 5.10 of this Agreement.

         "Personal Property" shall have the meaning set forth in Section 3.13 of this Agreement.

         "Real Property" shall have the meaning set forth in Section 3.12 of this Agreement.

         "Shareholder's Disclosure Memorandum" shall mean that schedule attached hereto and incorporated herein by reference that lists and describes all disclosures by Shareholder and Company concerning the Assets and the Business which are the subject of this Agreement.

         "Shares" shall mean all of the capital stock of Company outstanding on the Closing Date.

         "Surviving Corporation" shall have the meaning set forth in Section 2.1 of this Agreement.

         "Taxes" shall have the meaning set forth in Section 11.1 hereof.


                                 II. THE MERGER

         2.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the corporation laws of Texas and Arkansas, the Company shall be merged (the "Merger") with and into Newco and Newco shall be the surviving corporation ("Surviving Corporation") and as such shall continue to be governed by the laws of the State of Texas. For



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federal income tax purposes, it is intended that the Merger shall qualify as a reorganization pursuant to Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code ("IRC").

         2.2 CONTINUING CORPORATE EXISTENCE. Except as may otherwise be set forth herein, the corporate existence and identity of Newco, with all its purposes, powers, franchises, privileges, rights and immunities, and shall continue unaffected and unimpaired by the Merger. The corporate existence and identity of the Company, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of Newco, and Newco shall be vested fully therewith and the separate corporate existence and identity of the Company shall cease except to the extent continued by statute.

         2.3 EFFECTIVE DATE. The Merger shall become effective upon the occurrence of the issuance of the certificate of merger (the "Effective Date") by the Secretary of State of the State of Texas upon filing on the Closing Date of the articles of merger (with the plan of merger attached thereto) (the "Articles of Merger") with the Secretary of the State of Texas pursuant to
Article 5.04 of the Texas Business Corporation Act ("TBCA") and the applicable laws of the State of Arkansas. Notwithstanding the above, it is the express intent of the parties that this merger shall be deemed effective as of 5:01 PM October 27, 1997.

         2.4 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of Newco as in effect on the Effective Date shall be the Articles of Incorporation and Bylaws of the Surviving Corporation following the Merger.

         2.5 DIRECTORS. The members of the Board of Directors of Newco at the Effective Date shall be the directors of the Surviving Corporation immediately following the Merger.

         2.6 OFFICERS. The officers of Newco at the Effective Date shall be the directors of the Surviving Corporation immediately following the Merger.

         2.7 CONVERSION OF SHARES.

                  (a) Each share of the Company's $.01 par value common stock ("Share") which is issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive the Share Price (as hereinafter defined) which shall be payable, without interest thereon, upon the surrender of the certificates formerly representing such Share, in accordance with
         Section 2.7(g).

                  (b) Each Share shall, by virtue of the Merger and without any action on the part of the holder, be canceled and retired and cease to exist.

                  (c) The "Share Price" for each Share will be (x)/(y) where (x) is the Acquisition Price (as defined in Section 2.7(d)) and (y) is the total number of outstanding Shares.



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                  (d) The acquisition price ("Acquisition Price") shall be
         $151,316, which shall consist of $73,316.02 in cash, less adjustments as set forth herein, (the "Cash Amount") and 7,800 shares of Parent's common stock, par value $0.01 per share ("Parent's Stock") valued at $10 per share (the 7,800 shares of Parent Stock being the "Stock Amount").

                  (e) Each share of the Company's common stock held in the treasury of the Company immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist.

                  (f) All of the Parent's Stock, when delivered pursuant to the provisions of this Agreement, shall be validly issued, fully paid and nonassessable.

                  (g) At Closing, Parent will pay to Shareholder the total sum of the Acquisition Price.

                  (h) The stock transfer books of the Company shall be closed as of the close of business on the Effective Date, and no transfer of record of any of the Shares shall take place thereafter.

                  (i) No fractional shares of Parent Stock and no certificates or scrip therefor shall be issued.

         2.8 FILING OF ARTICLES OF MERGER. Upon the terms and subject to the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII hereof, the Company and the Parent shall execute and file Articles of Merger in the manner required by the TBCA and applicable Arkansas law, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filings referred to in this Section, the foregoing will be confirmed at the Closing.

         2.9 RIGHTS AND LIABILITIES OF THE SURVIVING CORPORATION. As of the Effective Date, the Surviving Corporation shall have the following rights and obligations, pursuant to Article 5.06 of the TBCA:

                  (a) All rights, title and interests to all real estate and other property owned by the Company and Newco shall be allocated to and vested in the Surviving Corporation without reservation or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon.

                  (b) All liabilities and obligations of the Company and Newco shall be allocated to the Surviving Corporation, and the Surviving Corporation shall be the primary obligor therefor and, except as otherwise provided by law or contract, no other party to the merger, other than the Surviving Corporation, shall be liable thereon.



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                  (c) A proceeding pending by or against the Company may be
         continued as if the Merger did not occur, or the Surviving Corporation to which the liability, obligation, asset or right associated with such proceeding is allocated to and vested in may be substituted in the proceeding.

                  (d) The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Texas.

         2.10 PRORATION. The parties shall prorate at the Closing the current year's ad valorem taxes and prepaid expenses, based on the latest available statements from taxing authorities, whether for the current tax year or the preceding tax year. The Shareholder's pro rata share of such taxes shall be the portion attributable to the period through the day preceding the Effective Date, prorated by days. The prorated amounts shall be adjustments to the cash portion of the Acquisition Price and shall be payable in the manner set forth below:

                  (a) If a prorated amount is payable by Parent and determinable at the Closing, it shall be added to the amount payable by Parent at the Closing.

                  (b) If a prorated amount is payable by Parent and not determinable at the Closing, it shall be billed by Shareholder when determinable and promptly paid by Parent to Shareholder.

                  (c) If a prorated amount is payable by Shareholder and determinable at the Closing, it shall be deducted from the amount otherwise payable by Parent at the Closing.

                  (d) If a prorated amount is payable by Shareholder and not determinable at the Closing, it shall be billed by Parent when determinable and promptly paid by Shareholder to Parent.


             III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                                  SHAREHOLDER

         The Company and the Shareholder represent and warrant to Parent and Newco as follows:

         3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and is in good standing and is duly qualified to do business in any foreign jurisdiction in which it is currently conducting business operations. The Company has full corporate power and authority to own or use the properties and assets that it purports to own or use, and to perform all of its obligations hereunder. All outstanding shares of stock of the Company are validly issued, fully paid, nonassessable and owned, both beneficially and of record, solely by Shareholder. Other than this Agreement, there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery, repurchase or transfer by Shareholder or the Company (including any right of



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conversion or exchange under any outstanding security or other instrument) of any of its capital stock or other securities. Shareholder is not a party to and are not aware of any voting trusts, proxies or any other agreements or understandings with respect to the voting of her Shares.

         3.2 EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT. This Agreement has been duly executed and delivered by the Company and Shareholder and constitutes the legal, valid and binding obligation of the Company and Shareholder, enforceable against them in accordance with its terms. Upon the execution and delivery by Shareholder of the this Agreement and any other ancillary document required hereunder (collectively, the "Shareholder's Closing Documents"), the Shareholder's Closing Documents will constitute the legal, valid, and binding obligations of Shareholder, enforceable against Shareholder in accordance with their respective terms. The Company and the Shareholder have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Shareholder's Closing Documents and to perform their respective obligations under this Agreement and the Shareholder's Closing Documents. The Shareholder and the Company have held a shareholders meeting (or have executed a consent) and all resolutions required by law to approve the Merger have been duly adopted in accordance with Arkansas law. Except as set forth on Section 3.2 of Shareholder's Disclosure Memorandum, the execution, delivery and performance of this Agreement by the Company and Shareholder and the consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any person or governmental authority, and will not, with or without the giving of notice, the passage of time, or both, violate, conflict with, result in a default, breach or loss of rights under, or result in the creation of any lien, claim or encumbrance pursuant to, any lien, encumbrance, instrument, agreement, or understanding, or any law, regulation, rule, order, judgment or decree, to which Shareholder or the Company are a party or by which they are bound or affected.

         3.3 FINANCIAL STATEMENTS. The Company has previously caused to be furnished to Parent:

                  (a) a balance sheet of the Company as at December 31, 1996, (including the notes thereto, if any, the "Balance Sheet"), and the related statements of income, changes in shareholders' equity, and cash flow for the fiscal year then ended;

                  (b) the unaudited balance sheet of the Company as of August 31, 1997 and the related unaudited statement of income and statement of cash flow for the eight-month period then ended (all such balance sheets and related statements referenced to in this Section 3.3 are collectively referred to herein as the "Financial Statements").

         The Financial Statements taken as a whole present fairly the results of operations, changes in Shareholder's equity, and cash flow of the Company as the respective dates of and for the periods referred to in such Financial Statements in accordance with generally accepted accounting principles consistently applied.

         Except as and to the extent reflected or reserved against in the Financial Statements or as disclosed by the Company in the Shareholder's Disclosure Memorandum and except for



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liabilities arising in the ordinary course of business and consistent with past practice since the date of the Company's Balance Sheet, the Company has operated the Business in the ordinary course and has incurred no material liabilities which would be required to be reflected, in accordance with the consistent methods of accounting used by the Company, on a balance sheet as of the date hereof or disclosed in the notes thereto. Since August 31, 1997 there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of the Business, and to the best knowledge of the Company and Shareholder, no event has occurred, nor does a circumstance currently exist, that may result in such a material adverse change.

         3.4 SHAREHOLDER DEBT. Shareholder warrants that there are no Encumbrances held by Shareholder whatsoever against the Company or the Assets.

         3.5 BUSINESS OPERATIONS AND CONDITION OF ASSETS. All items comprising the Assets have been continuously used by the Company in connection with the Business and are now in serviceable condition and are sufficient for the continued conduct of the Company's business after the Closing, in substantially the same manner as conducted prior to the Closing, unless expressly disclosed to the contrary by the Company in Section 3.5 of Shareholder's Disclosure Memorandum.

         3.6 TITLE TO PERSONAL AND REAL PROPERTY. Except as set forth in Section
3.6 of Shareholder's Disclosure Memorandum, the Company has good, legal and marketable title to all of the personal property comprising the Assets, free and clear of Encumbrances. At Closing, fee simple title to the Real Property described in Exhibit 3.6 shall be vested in Newco.

         3.7 LITIGATION. Except as set forth on Section 3.7 of Shareholder's Disclosure Memorandum, there is no pending claim, action, suit, proceeding or investigation (judicial, governmental or otherwise), nor any order, decree or judgment in effect, or, to the knowledge of the Company or Shareholder, threatened, against or relating to Shareholder, the Company, the Assets, or the transactions contemplated by this Agreement.

         3.8 COMPLIANCE WITH LAWS. Shareholder and the Company have complied with all laws, rules, regulations, ordinances, orders, judgments and decrees relating to the Company, the Shares and the Assets.

         3.9 TAXES.

                  (a) Except as set forth in Section 3.9 of Shareholder's Disclosure Memorandum, the Company has, within the time and manner prescribed by law, filed all material returns, declarations, reports and statements required to be filed by it (together, "Returns") in respect of any Taxes and each such Return has been prepared in compliance in all material respects with all applicable laws and regulations and is true and correct in all material respects, and the Company has, within the time and in the manner prescribed by applicable law, paid all Taxes that are shown to be due and payable with respect to the periods covered thereby.



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                  (b) The Company is an "S corporation" under the IRC and: (i)
         has been such since its corporate inception, or such other date as set forth in Section 3.9 of Shareholder's Disclosure Memorandum, (ii) has a valid, binding, timely filed election to be taxed pursuant to Subchapter S of the Code, (iii) and is not liable for any federal income taxes as a "C-corporation" under the Code.

                  (c) Except as set forth in Section 3.9 of Shareholder's Disclosure Memorandum (i) the Company has not requested or been granted an extension of the time for filing any Return which has not yet been filed; (ii) the Company has not consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority; (iii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company; (iv) there is no action, suit, taxing authority proceeding, or audit now in progress, pending or, to the Company's or Shareholder's knowledge, threatened against or with respect to the Company; (v) no claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to Taxes assessed by such jurisdiction;
         (vi) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets; (vii) the Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following: (A) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) any "closing agreement," as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, (C) any sale reported on the installment method where such sale occurred on or prior to the Closing Date, and
         (D) any prepaid amount received on or prior to the Closing Date; and
         (viii) the Company does not have any obligation or liability for the payment of Taxes of any other person as a result from any expressed obligation to indemnify another person, or as a result of such Company assuming or succeeding to the Tax liability of any other person as successor, transferee or otherwise.

                  (d) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate and are at least equal to that Company's liability for Taxes. There exists no proposed tax assessment against the company except as disclosed in the Closing Balance Sheet or in Section 3.9 of the Shareholder's Disclosure Memorandum. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other Person. The Shareholder is not subject to withholding under Section 1445 of the IRC with respect to any transaction contemplated hereby. The Company has not been a member of any affiliated group (as defined in IRC Section 1504(a)) or consolidated, combined or unitary group for purposes of any other Taxes.



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         None of the material property used by the Company is subject to a lease, other than a "true" lease for federal income tax purposes.

                  (e) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. The Company has had a valid election to be taxed as an S corporation in effect since its inception and through the date of the Merger.

                  (f) There is no plan or intention by the Shareholder, and to the knowledge of the Company, there is no plan or intention on the part of the Shareholder to sell, exchange, or otherwise dispose of a number of shares of Parent Stock to be received by them hereunder that would reduce the Shareholder's ownership of Parent Stock to a number of shares having a value, as of the Effective Date, of less than fifty percent (50%) of the value of all of the formerly outstanding Shares as of the Effective Date. For the purposes of this representation, the Shares exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Parent Stock will be treated as outstanding Shares on the Effective Date. The Shares and shares of Parent Stock held by Shareholder and otherwise sold, redeemed, or disposed of prior or subsequent to the Effective Date will be considered in making this representation.

                  (g) To Shareholder's knowledge, Newco will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger. For the purposes of this representation, amounts paid by the Company to dissenters, amounts paid by the Company to Shareholder who receive cash or other property, the Company's assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular normal dividends) made by the Company immediately preceding the transfer, will be included as assets of the Company held immediately prior to the Merger.

                  (h) To Shareholder's knowledge, the liabilities of the Company assumed by Newco and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

                  (i) Parent, Newco, the Company and the Shareholder will pay their respective expenses, if any, incurred in connection with the Merger.

                  (j) To Shareholder's knowledge, there is no intercompany indebtedness existing between Parent and the Company or between Newco and the Company that was issued, acquired, or will be settled at a discount.

                  (k) To Shareholder's knowledge, the Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the IRC.



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                  (l) To Shareholder's knowledge, the fair market value of the assets of the Company transferred to Newco will equal or exceed the sum of the liabilities assumed by Newco, plus the amount of liabilities, if any, to which the transferred assets are subject.

                  (m) To Shareholder's knowledge, the Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the IRC.

         3.10 ENVIRONMENTAL. To the best of Shareholder's knowledge, the Company has complied in all material respects with all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) which have jurisdiction over the Company concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Company has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied, in all material respects, with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in such laws.

         3.11 INSURANCE. The Company has continuously maintained insurance covering the Assets and operations of the Company, including without limitation fire, liability, workers' compensation, title and other forms of insurance owned, held by or applicable to the Business. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the Business. The Company has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited, terminated or canceled by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three (3) years. Section
3.11 of Shareholder's Disclosure Memorandum lists all claims, which (including related claims which in the aggregate) exceed $25,000 which have been made by the Company in the last three years under any workers' compensation, general liability, property or other insurance policy applicable to Company's or any of the Assets. Except as set forth on Section 3.11 of Shareholder's Disclosure Memorandum, there are no pending or threatened claims under any insurance policy. Such claim information includes the following information with respect to each accident, loss, or other event: (a) the identity of the claimant; (b) the nature of the claim; (c) the date of the occurrence; (d) the status as of the report date and (e) the amounts paid or expected to be paid or recovered.



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         3.12 REAL PROPERTY.

                  (a) Section 3.12 of Shareholder's Disclosure Memorandum contains (i) a complete and accurate legal description of each parcel of real property owned by, leased to or used by the Company (the "Real Property") and (ii) a complete and accurate list of all current leases, lease amendments, subleases, assignments, licenses and other agreements to which the Real Property is subject (the "Leases"). The Company has delivered to Parent true and complete copies of the Leases.

                  (b) Except as disclosed in Section 3.12 of Shareholder's Disclosure Memorandum (i) each of the Leases is in full force and effect and has not been amended or modified; (ii) neither the Company, nor any other party thereto, is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder; (iii) the Company has received no notice that any party to any Lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder; and (iv) no rental under the Leases has been paid more than one month in advance.

                  (c) Except as disclosed in Section 3.12 of Shareholder's Disclosure Memorandum, to the best of knowledge of the Company and Shareholder (i) there are no tanks on or below the surface of the Real Property, (ii) there is no hazardous or toxic waste, substance or material or other contaminant or pollutant (as determined under federal, state or local law) present on or below the surface of the Real Property including, without limitation, in the soil, subsoil, groundwater or surface water, which constitutes a violation of any law, ordinance, rule or regulation of any governmental entity having jurisdiction thereof or subjects or could subject Parent or Newco to any liability to third parties, and (iii) the Real Property has never been used by the Company or by any previous owners or operators to generate, manufacture, refine, produce, store, handle, transfer, process or transport any hazardous or toxic waste, substance or material or other contaminant or pollutant.

                  (d) The zoning of each parcel of the Real Property permits the improvements located thereon and the continuation of business presently being conducted thereon. The Real Property is served by utilities and services necessary for the normal and continued operation of the business presently conducted thereon.

         3.13 PERSONAL PROPERTY.

                  (a) Section 3.13 of Shareholder's Disclosure Memorandum is a complete and accurate schedule as of August 31, 1997 describing, and specifying the location of, all inventory, motor vehicles, machinery, fixtures, equipment, furniture, supplies, tools, Intangible Assets, and all other tangible or intangible personal property owned by, in the possession of, or used by the Company (hereinafter the "Personal Property").



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                  (b) Each lease, license, rental agreement, contract of sale or other agreement applicable to any Personal Property is listed in
         Section 3.14 of Shareholder's Disclosure Memorandum and is in full force and effect; neither the Company nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. The Company has received no notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No Personal Property is subject to any lease, license, contract of sale or other agreement that is materially adverse to the business, properties or financial condition of the Company.

                  (c) The inventory of the Company as reflected by the Financial Statements and as described in Section 3.13 of Shareholder's Disclosure Memorandum consisted and consists of items substantially all of which were and will be of the usual quality and quantity necessary for the normal conduct of the Company and reasonably expected to be usable or salable within a reasonable period of time in the ordinary course of business of the Company, except items of inventory which have been written down to realizable market value or written off completely, and damaged or broken items in an amount which does not materially affect the value of the inventory as reflected on the Financial Statements. With respect to inventory in the hands of suppliers for which the Company is committed as of the date hereof, such inventory is reasonably expected to be usable in the ordinary course of business of the Company as presently being conducted.

         3.14 CONTRACTS. Section 3.14 of Shareholder's Disclosure Memorandum contains a complete and accurate list of all presently effective contracts, leases and other agreements ("Contracts") to which the Company is a party and which affect or are applicable to the Assets or the Company, true and complete copies (or summaries in the case of oral contracts) of each of which have been delivered to Parent by the Company, including, without limitation, any:

                  (a) mortgage, security agreement, financing statement or conditional sales agreement or any similar instrument or agreement;

                  (b) agreement, commitment, note, indenture or other instrument relating to the borrowing of money, or the guaranty of any such obligation for the borrowing of money;

                  (c) joint venture or other agreement with any person, firm, corporation or unincorporated association doing business either within or outside the United States relating to sharing of present or future commissions, fees or other income or profits;

                  (d) lease, license, rental agreement, contract of sale or other agreement applicable to the Personal Property;

                  (e) franchise agreement;

                  (f) warranty;

                  (g) noncompetition agreement;

                  (h) broker or distributorship contract; or

                  (i) advertising, marketing and promotional agreement (including, but not limited to, any agreements providing for discounts and/or rebates).

         Except as disclosed in Section 3.14 of Shareholder's Disclosure Memorandum, each of the Contracts is in full force and effect and has not been amended or modified and neither the Company, nor any other party thereto, is in material default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. The Company has received no notice that any party intends to cancel, terminate or refuse to renew any such Contract or to exercise or decline to exercise any option or other right thereunder.

         3.15 LABOR MATTERS. There are no controversies pending or, to the best knowledge of the Company or Shareholder, threatened between the Company and any employees of the Company. The Company has materially complied with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, immigration, safety and the payment of withholding and social security and similar taxes, and the Company has no liability for any arrears of wages or taxes or penalties for failure to comply with any of the foregoing.

         3.16 ABSENCE OF SENSITIVE PAYMENTS. To the best knowledge of the Company, the Company has not made or maintained (i) any contributions, payments or gifts of its funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States or any state thereof, or any other jurisdiction (foreign or domestic); or (ii) any contribution, or reimbursement of any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local or foreign, where such contributions by the Company or Shareholder were or would be a violation of applicable law.

         3.17 EMPLOYEE BENEFITS. The Company is not a party to and does not participate in or have any liability or contingent liability with respect to any "employee welfare benefit plan" or "employee pension benefit plan" as those terms are respectively defined in sections 3(1) and 3(2) of ERISA.

         3.18 CAPITAL IMPROVEMENTS. Section 3.18 of Shareholder's Disclosure Memorandum describes all of the capital improvements or purchases or other capital expenditures (as determined in accordance with GAAP) which the Company has committed to or contracted for which have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

         3.19 NO UNDISCLOSED LIABILITIES. Except as set forth in Exhibit 3.19 and obligations and liabilities arising under the contracts disclosed in Section
3.14 of the Shareholder's

Disclosure Memorandum, the Company has no liabilities or obligations of the type required to be reflected as liabilities on a balance sheet prepared in accordance with Generally Accepted Accounting Principles (GAAP).

         If after the Closing Date of this Agreement, Parent and/or Newco determines that there are any additional debts other than those described in
Exhibit 3.19 then Parent and/or Newco shall be entitled to make a corresponding downward adjustment to the Acquisition Price. Parent shall then have the right to make a claim against the Shareholder for such amounts and the limitation provisions of Section 9.1 shall not apply.

         It is understood and agreed by the parties hereto that as of October 24, 1997 there are no current liabilities or other liabilities of the Company whatsoever other than those that are set forth in Exhibit 3.19. Any liabilities that accrued on or prior to October 24, 1997 and that are not disclosed on
Exhibit 3.19 shall be assumed by the Shareholder.


         3.20 COMPLETE AND ACCURATE DISCLOSURE. No representation or warranty made to Parent in this Agreement or Shareholder's Disclosure Memorandum contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make such representation or warranty not misleading or necessary to enable Parent to make a fully informed decision with respect to the Merger of the Company into Newco. All documents and information which have been or will be delivered to Parent or its representatives by or on behalf of the Company or Shareholder are and will be true, correct and complete copies of the documents they purport to represent.


             IV. REPRESENTATIONS AND WARRANTIES OF NEWCO AND PARENT

         4.1 CORPORATE EXISTENCE; GOOD STANDING; CAPITALIZATION. Parent and Newco are corporations duly organized, validly existing, and in good standing under the laws of the State of Texas. All outstanding shares of stock of Parent are validly issued, fully paid and nonassessable. In addition, Parent is in material compliance with all required applicable state and federal laws and there have been no material adverse in the business operations of Parent since the last Securities and Exchange Commission filings.

         4.2 POWER AND AUTHORITY. Parent and Newco have the requisite corporate power and authority, and have been duly authorized, to enter into this Agreement and to perform all of its obligations hereunder. Parent represents and warrants to the Company and Shareholder that this Agreement has been duly executed and delivered by Parent and Newco, and constitutes a valid and binding obligation in accordance with its terms.

                   V. COVENANTS OF THE COMPANY AND SHAREHOLDER

         Shareholder and the Company hereby covenant and agree as follows:

         5.1 CONDUCT OF THE BUSINESS PENDING THE CLOSING DATE. The Shareholder and the Company hereby agree that, from the date hereof to the Closing Date, they will:

                  (a) maintain the Assets in good repair, order and condition, and make such capital expenditures as necessary to maintain the Business, in accordance with past practices and sound business judgment;

                  (b) maintain insurance upon all of its properties and with respect to the conduct of the Business in such amounts and of such kinds comparable to that in effect on the date hereof;

                  (c) not issue or agree to issue any additional shares of common stock or of any other voting security or any rights to acquire any such additional common stock or voting security which would cause a change of control of Shareholder;

                  (d) use its best efforts to materially comply with all laws and material contractual obligations applicable to it and to the conduct of the Business;

                  (e) not (i) mortgage, pledge or, except in the ordinary course of business, subject to any lien, charge, security interest or other encumbrance any of the Assets (whether tangible or intangible), (ii) sell, assign, transfer, convey, lease or otherwise dispose of, or agree to sell, assign, transfer, convey, lease or otherwise dispose of, any of the Assets outside the ordinary course of business other than that expressly disclosed in the Shareholder's Disclosure Memorandum. Notwithstanding anything herein to the contrary, all accounts receivables that were accrued by the Company on or prior to October 24, 1997 will be distributed on the Closing Date to Shareholder. Such accounts receivables that are to be distributed to Shareholder will be distributed to Shareholder on a weekly basis as they are received by the Company.

                  (f) not authorize or consummate any dividends or distributions of assets to its stockholders, any consolidation or merger, purchase of all or substantially all of the assets of any entity, or any other extraordinary corporate transaction other than expressly disclosed in the Shareholder's Disclosure Memorandum;

                  (g) conduct its business in its usual and ordinary manner.

         5.2 INVESTIGATION BY PARENT AND NEWCO. Prior to the Closing Date, the Company shall (i) give Parent and its authorized representatives and advisors access, at reasonable times and on reasonable notice, to all items of Personal Property, books and records, personnel, offices, and other facilities of the Company, (ii) permit Parent to make such inspections thereof as Parent may reasonably require, and (iii) cause its employees, and its advisors to furnish to Parent and its authorized representatives and advisors such financial and operating data and other information with respect to the Business prepared in the ordinary course of the Business as Parent or its agent shall from time to time reasonably request.

         5.3 CLOSING CONDITIONS. The Company will, to the extent within its control, use its best efforts to cause the conditions set forth in Section 8.1 to be satisfied by the Closing Date.

         5.4 CONFIDENTIALITY. From and after the date hereof, Shareholder will, and will cause the Company and its officers, employees, representatives, consultants and advisors to hold in confidence all confidential information in the possession of the Company, its affiliates or its financial advisor concerning Parent. The Company will not release or disclose any such information to any person other than Parent and its authorized representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section shall not apply to information:

                  (a) which the Shareholder or the Company is compelled to disclose by judicial or administrative process, or, in the reasonable opinion of counsel, by other mandatory requirements of law;

                  (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section; or

                  (c) which can be shown to have been provided to the Company or Shareholder by a third party who obtained such information other than as a result of a breach of a confidential relationship.

         5.5 PUBLIC ANNOUNCEMENT. The Company, Shareholder, Newco and Parent will cooperate in the public announcement of the transactions contemplated by this Agreement, and, other than as may be required by applicable law, no such announcement will be made by either party without the consent of the other party, which consent shall not be unreasonably withheld.

         5.6 NO SHOPPING. From and after the date hereof through the Closing or the termination of this Agreement, whichever is the first to occur, neither the Company nor Shareholder shall (and the Company and Shareholder shall cause their respective affiliates, officers, directors, employees, representatives and agents not to) directly or indirectly, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent or an affiliate or an associate of Parent) concerning, or enter into any agreement providing for, any merger, sale of material assets, sale of stock or similar transactions involving the Company or the Assets.

         5.7 FURTHER ASSURANCES. The Shareholder and the Company will use its best efforts to implement the provisions of this Agreement, and for such purpose the Shareholder or the Company, at the request of Parent, at or after the Closing Date, will, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Parent such deeds, assignments, bills of sale, consents, documents evidencing title and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Parent, as Parent may reasonably deem necessary or desirable to implement any provision of this Agreement.

         5.8 INSURANCE. The Company shall continue to maintain insurance through the Closing Date with financially sound and reputable insurers unaffiliated with the Company or Shareholder in such amounts and against such risks as are adequate in the judgment of the Shareholder to protect the Assets and the Business.

         5.9 INVESTMENT LETTER. At the Closing, Shareholder shall execute and deliver to Parent the investment letter in the form attached hereto as Exhibit
5.9 (the "Investment Letter").

         5.10 TITLE REPORTS. Within ten (10) days after the date hereof, Shareholder, at Shareholder's sole cost and expense, shall provide a title report(s) for all real property owned by the Company ("Owned Real Property") and current reports of searches made of the Uniform Commercial Code Records of the County and State where each parcel of Owned Real Property is located (the "Financing Statements") setting forth the state of liens affecting the title to the personal property and real property to be conveyed hereunder. The title report shall form the basis for a title insurance policy, issued by a nationally known title policy issuer, to be delivered to Parent at the Closing in an amount equal to the Acquisition Price. At the Closing, the Owned Real Property shall be subject to no liens, charges, encumbrances, exceptions, or reservations of any kind or character other than those specifically approved by Parent in writing (the "Permitted Exceptions").

         5.11 NONCOMPETITION AGREEMENT. At the Closing, Shareholder will enter into a noncompetition agreement in the form attached hereto as Exhibit 5.11 (the "Noncompetition Agreement").


                        VI. COVENANTS OF PARENT AND NEWCO

         6.1 CLOSING CONDITIONS. Parent and Newco will, to the extent within their control, use reasonable efforts to cause the conditions set forth in
Section 8.2 to be satisfied by the Closing Date.

         6.2 ANCILLARY AGREEMENTS. At the Closing, Parent will enter into the Noncompetition Agreement and any other ancillary document required hereunder.


                                VII. THE CLOSING

         7.1 THE CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at a mutually agreeable time and date. The date of the closing shall herein be referred to as the "Closing Date." Subject to the provisions of Article X, failure to consummate the transaction set forth in this Agreement on the date and time and place determined by this
Section 7.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         7.2 CLOSING OBLIGATIONS. At the Closing, subject to the terms, covenants and conditions contained herein:

                  (a) Shareholder will deliver to Parent:

                           (i) certificates representing the Shares, to be
                  surrendered to Parent;

                           (ii) noncompetition agreement in the form of Exhibit
                  5.11 executed by Shareholder (the "Noncompetition Agreement");

                           (iii) a certificate executed by Shareholder
                  representing and warranting to Parent and Newco that Shareholder's and the Company's representations and warranties in this Agreement are accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the initial disclosure of the Shareholder's Disclosure Memorandum which was delivered by Shareholder to Parent prior to the Closing Date); and

                           (iv) investment letter executed by Shareholder in the
                  form attached hereto as Exhibit 5.9, (the "Investment
                  Letter").

                           (v) an opinion of counsel as referred to in Section
                  8.1(f);

                           (vi) letters of resignation of the officers and
                  directors of the Company;

                           (vii) All other documents and certificates required
                  to be delivered to Parent pursuant to this Agreement including, if not previously delivered.

                  (b) Parent will deliver to Shareholder:

                           (i) the Stock Amount, issued to Shareholder;

                           (ii) the Cash Amount (less any Asset payoff amounts)
                  by bank, cashier's or certified check payable to the order of Shareholder or wire transfer in immediately available funds to an account designated by Shareholder, as may be selected by Shareholder;

                           (iii) a certificate executed by Parent to the effect
                  that, except as otherwise stated in such certificate, each of Parent's representations and warranties in this Agreement is accurate in all respect as of the Closing Date as if made on the Closing Date ("Parent's Certificate"); and

                  (c) Parent and Company and Shareholder will enter into the Articles of Merger, and shall be executed by Company and Parent and filed with the Secretaries of State of the State of Texas and the State of Arkansas.

                           VIII. CONDITIONS TO CLOSING

         8.1 CONDITIONS TO OBLIGATIONS OF PARENT. The obligations of Parent to complete the transactions contemplated at the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                  (a) Performance. Each agreement and obligation of Shareholder or the Company to be performed or complied with on or before the Closing Date shall have been duly performed or complied with in all material respects and Shareholder shall deliver to Parent a certificate signed by Shareholder and an officer of the Company to such effect.

                  (b) Representations and Warranties True; No Material Adverse Change. The representations and warranties of Shareholder and the Company contained herein shall be true and correct, in all material respects, on the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, and since the date hereof there shall have occurred no material adverse change in the Business, and Shareholder shall deliver to Parent a certificate signed by Shareholder and an officer of the Company to such effect.

                  (c) No Violation of Statutes, Orders, etc. There shall not be in effect any decree or judgment enjoining Parent from consummating the transactions contemplated hereby.

                  (d) Third Party Creditors. All third party creditors of the Business will be paid in full, and all Encumbrances against the Stock or Assets will be paid or discharged.

                  (e) Capital Leases. All Capital Leases shall be paid in full and the personal property subject thereto shall be conveyed to the Company free and clear of Encumbrances.

                  (f) Opinion of Counsel for Shareholder and the Company. Shareholder shall have received the opinion of Giroir, Gregory, Holmes & Hoover, P.L.C. dated as of the Closing Date, in form and substance satisfactory to Parent and Parent's counsel, subject to reasonable qualifications and exceptions, as set forth on Exhibit 8.1(f).

         8.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND SHAREHOLDER. The obligation of the Company and Shareholder to complete the transactions contemplated at the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                  (a) Performance. Each agreement and obligation of Parent to be performed or complied with on or before the Closing Date shall have been duly performed or complied with in all material respects and Parent shall deliver to Shareholder a certificate signed by an officer of Parent to such effect.

                  (b) Representations and Warranties True; No Material Adverse Change. The representations and warranties of Parent contained herein shall be true and correct on the Closing Date with the same force and effect as though such representations and covenants had been made on the Closing Date, and Parent shall deliver to Shareholder a certificate signed by an officer of Parent to such effect.

                  (c) No Violation of Statutes, Orders, etc. There shall not be in effect any decree or judgment enjoining the Company from consummating the transactions contemplated hereby.

                               IX. INDEMNIFICATION

         9.1 INDEMNIFICATION OF PARENT AND NEWCO BY THE COMPANY AND SHAREHOLDER. The Company and Shareholder agree to indemnify, defend and hold harmless Parent and Newco and Parent's and Newco's employees, agents, heirs, legal representatives, and assigns from and against any and all claims, suits, losses, expenses (legal, accounting, investigation and otherwise), damages and liabilities, including, without limitation, tax liabilities (hereinafter, collectively "Damages"), arising out of or relating to (i) any liability or obligation of the Company assumed by the Shareholder or (ii) any inaccuracy of any representation or warranty set forth in this Agreement or the breach of any covenant made by the Company in or pursuant to this Agreement.

                  (a) Notwithstanding anything herein to the contrary, the limit of Shareholders liability to Parent or Newco under this Agreement shall not exceed twenty five percent of the Acquisition Price.

         9.2 INDEMNIFICATION OF THE COMPANY AND SHAREHOLDER BY PARENT AND NEWCO. Parent and Newco agree to indemnify, defend and hold harmless the Company and Shareholder from and against any and all Damages arising out of or relating to any inaccuracy or any representation or warranty set forth in this Agreement or the breach of any covenant made by Parent or Newco in or pursuant to this Agreement.

         9.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim arises for indemnification hereunder, the indemnified party (hereafter the "Indemnified Party") shall notify the indemnifying party (hereafter the "Indemnifying Party") in writing by registered or certified mail promptly after the Indemnified Party has actual knowledge of the facts constituting the basis for such claim (the "Notice of Claim"). Such notice shall specify all material facts known to the Indemnified Party giving rise to such indemnification right, and to the extent practicable, the amount or an estimate of the amount of the liability arising therefrom. The failure of any Indemnified Party to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation to indemnify in respect to such action and shall not relieve the Indemnifying Party of any other liability which they may have to any Indemnified Party unless such failure to notify the Indemnifying Party prejudices the rights of the Indemnifying Party.

         9.4 RIGHT TO DEFEND. If the facts giving rise to any such claim for indemnification involve any actual or threatened claim or demand by any third party against the Indemnified Party, the Indemnifying Party shall be entitled (without prejudice to the right of the Indemnified Party to participate in the defense of such claim or demand at its expense through counsel of its own choosing) to assume the defense of such claim or demand in the name of the Indemnified Party at the Indemnifying Party's expense and through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, if it gives written notice to the Indemnified Party within forty-five
(45) days after receipt of the Notice of Claim that the Indemnifying Party intends to assume the defense of such claim and acknowledges its liability to indemnify the Indemnified Party for any losses resulting from such claim; provided, however, that if the Indemnifying Party does not elect to assume the defense of any claim, then (a) the Indemnifying Party shall have the right to participate in the defense of such claim or demand at its expense through counsel of its own choosing, provided the Indemnified Party shall control the defense of such claim, (b) the Indemnified Party may settle any such claim without the consent of the Indemnifying Party, however, the Indemnifying Party may not settle any such claim without the prior written consent of the Indemnified Party; and (c) Section 9.5 hereof shall be inapplicable. Whether or not the Indemnifying Party does choose to so defend such claim, the parties hereto shall cooperate in the defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be requested in connection therewith. To the extent Parent is the Indemnified Party for any actual or threatened claim or demand by any third party, Parent shall have the right to control the prosecution of any counterclaim or right related to such a claim or demand, provided that Parent agrees to reasonably cooperate with the Company or Shareholder with respect to the prosecution of such counterclaim or right.

         9.5 SETTLEMENT. Except as provided in Section 9.4, (i) the Indemnified Party shall make no settlement of any claim that would give rise to liability on the part of the Indemnifying Party under an indemnity contained in this Article IX without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld and (ii) the Indemnifying Party can settle without the consent of the Indemnified Party only if the settlement involves only the payment of money for which the Indemnifying Party will be fully liable. No other settlement of any claim may be made without the consent of both the Indemnified Party and the Indemnifying Party, which consent shall not be unreasonably withheld.

         9.6 EFFECT OF TERMINATION. Without limiting any other rights the parties may have, the parties specifically agree that the covenants contained in this Article will continue to be enforceable following termination of this Agreement.


                                 X. TERMINATION

         10.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date by any of the following:

                  (a) Mutual Consent. By mutual written consent of the Shareholder, Company and Parent;

                  (b) Misrepresentation or Breach. By the Company, Shareholder, or Parent, if there has been a material misrepresentation or a material breach of a warranty or covenant herein or in any agreement required to be delivered pursuant hereto on the part of the other party hereto;

                  (c) Failure of Condition to Parent's Obligations. By Parent, if all of the conditions set forth in Section 8.1 have not been satisfied;

                  (d) Failure of Condition to the Company's and Shareholder's Obligations. By the Company or Shareholder, if all of the conditions set forth in Section 8.2 have not been satisfied;

                  (e) Court Order. By the Company, Shareholder or Parent, if consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

                  (f) Material Adverse Change. By Parent if any event has occurred after the date hereof which is, or will result in a material adverse change in the prospects, business or condition of the Assets;

                  (g) Drop Dead Date. The collective failure of the parties hereto consummate and close this Agreement by November 15, 1997.

         10.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 10.1(a), all further obligations of the Company, Shareholder and Parent and Newco under this Agreement shall terminate without further liability of the Company, Shareholder, Parent or Newco. If the Company or Shareholder fail to consummate the transactions contemplated on their part to occur on the scheduled Closing Date, in circumstances whereby all conditions of the Closing set forth in Section 8.2 have been satisfied in all material respects or waived, Parent's sole remedy shall be to (i) to require Shareholder to consummate and specifically perform the transactions contemplated hereby, in accordance with the terms of this Agreement, and to obtain from Shareholder any attorney fees incurred in connection with procuring such specific performance or (ii) terminate this Agreement and reimbursement of its out-of-pocket expenses incurred directly in connection with the negotiation, preparation and performance of this Agreement. If Parent fails to consummate the transactions contemplated on its part to occur on the Closing Date, in circumstances whereby all conditions of the Closing set forth in Section 8.1 have been satisfied in all material respects or waived, the Company's and Shareholder's sole remedy shall be to (i) to require Parent to consummate and specifically perform the transactions contemplated hereby, in accordance with the terms of this Agreement, and to obtain from Parent any attorney fees incurred in connection with procuring such specific performance or (ii) terminate this Agreement and obtain reimbursement of its out-of-pocket expenses incurred directly in connection with the negotiation, preparation and performance of this Agreement.

         10.3 RIGHT TO PROCEED. Notwithstanding anything in this Agreement to the contrary, if any condition specified in Section 8.1 or Section 8.2 has not been satisfied, the Company, Shareholder or Parent, in addition to any other rights which may be available to it, shall have the right to waive any such condition that is for its benefit and to require the other party hereto to proceed with the Closing.

                                XI. TAX MATTERS.

         11.1 TAX DEFINITIONS. The following terms, as used herein, have the following meanings:

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Federal Tax" means any Tax imposed under Subtitle A of the Code.

         "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by the Company or Shareholder, whichever are responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

         "Post-Closing Tax Period" means any Tax period (or portion thereof) beginning after the close of business on the Closing Date.

         "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

         "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts (including gross receipts tax in respect of any franchise operation), royalty, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other governmental fee, assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign).

         "Tax Indemnification Period", means with respect to any Tax, any Pre-Closing Tax Period of the Company.

         11.2 FILING OF SHORT PERIOD RETURNS. Parent and the Shareholder shall treat and cause the Company to treat the Closing Date as the last day of the taxable period in which the Company is an S corporation, as defined under the Code. All Tax returns of the Company, which are required and/or permitted by the authorized taxing authorities (herein collectively referred to as the "S Short Year Returns"), shall be filed accordingly. In accordance with Section 1362(e)(6)(D) and related regulations of the Code, the books of the Company shall be closed effective the Closing Date. The Shareholder will cause its accounting firm to prepare, at the Shareholder's sole expense, the S Short Year Returns.

         11.3 COVENANTS.

                  (a) Without the prior written consent of Parent, Shareholder shall not cause the Company to make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability of the Company or Parent.

                  (b) All Returns not required to be filed on or before the date hereof (including any applicable extensions) will be filed when due in accordance with all applicable laws.

                  (c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees incurred in connection with this Agreement (including any real property transfer Tax and any similar Tax) shall be accrued by the Company and be paid by the Company when due (including any applicable extensions), and the Company will, at the Shareholder's expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees.

         11.4 COOPERATION ON TAX MATTERS.

                  (a) Parent and Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. Parent and Shareholder shall cause the Company to: (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention requirements of any Taxing Authority or any record retention agreements entered into with any Taxing Authority, and (ii) to give Shareholder reasonable written notice prior to destroying or discarding any such books and records and, if Shareholder so requests, Parent shall allow Shareholder to take possession of such books and records.

                  (b) Parent and Shareholder further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         11.5 TAX INDEMNIFICATION. The Company and Shareholder hereby jointly and severally indemnify Parent against, and agree to hold Parent harmless from, any loss, liability or expense attributable to (i) any Tax with respect to income (including, to the extent based on income, state franchise Taxes), transfer Tax, employment or withholding Tax related to employee tips income (actual and allocated) and related reporting requirements, and gross receipts or royalty Tax in respect of any franchise operation and any other Tax of the Company related to the Tax Indemnification Period, (ii) any Tax resulting from a breach of the provisions of Section 11.3, and (iii) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, and any liability as transferee or successor (the sum of (i), (ii), and (iii) being referred to herein as a "Loss"). Parent shall give Shareholder ten days notice of any claim of Loss, and Shareholder shall have the opportunity to defend Parent in accordance with Section 9.4 hereof.

         11.6 ACQUISITION PRICE ADJUSTMENT. Any amount paid by the Company, Parent, or Shareholder under Section 11.5 will be treated as an adjustment to the relevant purchase price for all Tax purposes unless a Final Determination causes any such amount not to constitute an adjustment to the relevant purchase price. In the event of such a Final Determination, Parent or Shareholder, as the case may be, shall pay an amount that reflects the hypothetical Tax consequences of the receipt or accrual of such payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant year, reflecting for example, the effect of deductions available for interest paid or accrued and for Taxes such as state and local income Taxes. Any payment required to be made by Parent or Shareholder under Section 11.5 that is not made when due shall bear interest at the rate per annum determined, from time to time, under the provision of Section 6621(a)(2) of the Code for each day until paid.

         11.7 SURVIVAL. The provisions of this Article 11 with respect to income (including to the extent based on income, state franchise Taxes), transfer Taxes, employment or withholding Taxes and related reporting requirements, shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).


                               XII. MISCELLANEOUS

         12.1 EXPENSES. Legal, accounting and other costs and expenses incurred in connection with this transaction shall be paid by the party incurring such expenses.

         12.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in or made in connection with this Agreement shall survive the Closing for a period of eighteen months.

         12.3 INUREMENT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and, if properly assigned, assigns. This Agreement may not be assigned by any party without the written consent of the other parties hereto.

         12.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Schedules and Exhibits hereto, and the related agreements referred to herein embody the entire agreement of the parties hereto, and supersede all prior agreements and understandings, with respect to the subject matter hereof.

         12.5 SEVERABILITY. Any provision of this Agreement which is invalid, unenforceable or illegal in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity, unenforceability or illegality without affecting the remaining provisions hereof and without affecting the validity, enforceability or legality of such provision in any other jurisdiction.

         12.6 INCORPORATION OF EXHIBITS AND SCHEDULES. All Exhibits and Schedules referenced in this Agreement, and any statements contained therein or in any certificate or instrument delivered pursuant hereto, constitute an integral part of this Agreement and shall be deemed made in this Agreement as if set forth in full herein.

         12.7 CAPTIONS AND HEADINGS; USE OF TERM "PERSON". Captions and headings used herein are for convenience only, do not constitute a part of this Agreement, and shall not be considered in construing this Agreement. Unless the context otherwise requires, all article, section or subsection cross-references are to articles, sections and subsections within this Agreement. As used herein, the term "person" shall mean any corporation, limited liability company, partnership, venture, proprietorship, trust, benefit plan or other entity or enterprise.

         12.8 GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

         12.9 NOTICES. All notices of requests, demands or other communications required or to be given hereunder shall be delivered by hand, overnight courier, facsimile transmission, or by United States Mail, postage prepaid, by registered or certified mail (return receipt requested), to the addressed indicated below and shall be deemed given when received by the addressee thereof:

         to the Shareholder:        Diane C. Bray
                                    1640 E. 15th
                                    Little Rock, Arkansas 72202
         with a copy to:            Joe Mowery, Esq.
                                    Giroir, Gregory, Holmes & Hoover, P.L.C.
                                    111 Center St., Suite 1900
                                    Little Rock, Arkansas 72201

         to Parent:                 A.J. Lewis III, President
                                    Packaged Ice, Inc.
                                    8572 Katy Freeway, Suite 101
                                    Houston, Texas 77024

         with a copy to:            Alan Schoenbaum, P.C.
                                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                    300 Convent St., Suite 1500
                                    San Antonio, Texas 78205

or such other address or addresses as may be expressly designated by either party by notice given in accordance with the foregoing provision.

         12.10 AGENTS OR BROKERS. The Company, Shareholder and Parent mutually represent and agree with each other that no agents or brokers have been utilized in the solicitation or negotiation of the sale of the Business and no fees, commissions or expenses of any type shall be due or payable out of the proceeds of the Acquisition Price by either party to this Agreement.

         12.11 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including without limitation any alleged violations of securities laws, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Dallas, Texas and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and shall not be appealable. Judicial proceedings may be commenced only to enforce this arbitration agreement or to enforce the results of arbitration; provided that such prohibition shall not apply in the event that a court ordered injunction is an appropriate remedy for a breach of this Agreement.

         12.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.


              (AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE FOLLOWS)

                  [AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE]


Executed on the date first written above.


                                     PARENT:

                                     PACKAGED ICE, INC.


                                     By: /s/ JAMES F. STUART
                                        ----------------------------------------
                                        James F. Stuart, Chief Executive Officer


                                     NEWCO

                                     CENTRAL ARKANSAS COLD STORAGE-TEXAS, INC.,
                                          a Texas corporation


                                     By: /s/ JAMES F. STUART
                                        ----------------------------------------
                                        James F. Stuart, Chief Executive Officer



                                     THE COMPANY:


                                     CENTRAL ARKANSAS COLD STORAGE, INC.,
                                          an Arkansas corporation


                                     By: /s/ DIANE C. BRAY, PRESIDENT
                                        ----------------------------------------
                                        Diane C. Bray, President




                                     SHAREHOLDER:

                                      /s/ DIANE C. BRAY
                                     ------------------------------------
                                     Diane C. Bray